Exhibit 5.1

ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

September 25, 2024

Hyzon Motors Inc.

599 South Schmidt Road

Bolingbrook, Illinois 60440

Ladies and Gentlemen:

We have acted as counsel to Hyzon Motors Inc., a Delaware corporation (the “Company”), in connection with the Company’s proposed issuance and sale, through Roth Capital Partners, LLC, as sales agent (the “Sales Agent”), of up to $50,000,000 of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), from time to time and at various prices in an “at-the-market” offering pursuant to (i) that certain Sales Agreement, dated June 6, 2024 (the “Offering Agreement”), by and among the Company and the Sales Agent, and (ii) the Company’s Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on June 6, 2024 and declared effective on June 26, 2024 (the “Registration Statement”), the base prospectus filed as part of the Registration Statement (the “Base Prospectus”), and the final prospectus supplement dated September 25, 2024 relating to the potential issuance and sale by the Company, from time to time, of the Shares (together with the Base Prospectus, the “Prospectus”).

As counsel to the Company in connection with the proposed potential issuance and sale of the Shares, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”): (i) the Offering Agreement, (ii) the Registration Statement and the Prospectus, (iii) the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and Second Amended and Restated Bylaws and (iv) the proceedings and actions taken by the Board of Directors of the Company (or a duly authorized committee thereof) to authorize and approve the transactions contemplated by the Offering Agreement, the execution and delivery of the Offering Agreement, and the issuance and sale of the Shares (the “Resolutions”). We have also considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions set forth below.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so, and that each of the parties executing any of the Documents have duly and validly done so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO salt lake city SAN DIEGO SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

September 25, 2024

3. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

4. The Company will issue the Shares in accordance with the Resolutions and, prior to the issuance of any Shares, the Company will have available for issuance, under the Company’s Second Amended and Restated Certificate of Incorporation, as amended, the requisite number of authorized but unissued shares of Class A common stock. As of the date hereof, the Company has available for issuance, under the Company’s Second Amended and Restated Certificate of Incorporation, as amended, the requisite number of authorized but unissued shares of Class A common stock for the issuance of the Shares.

Our opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

Based upon, subject to and limited by the foregoing, we are of the opinion that, upon the issuance of the Shares pursuant to the terms of the Offering Agreement and the receipt by the Company of the consideration for the Shares (not less than par value) pursuant to the terms of the Offering Agreement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP